CERTIFIED TRANSLATION

Exhibit 4.15

LIC. NELLY OLCHAUSKI TEJADA
Traductora Colegiada
Colegio de Traductores del Perú
Registro N° 37
Translator Registered with the Peruvian Translators' Association
Registration N° 37

TRA.474-2007

REPÚBLICA DEL **PERÚ** (THE REPUBLIC OF PERU)
Colegio de Notarios de Cusco y Madre de Dios
(Notaries' Association of Cusco and Madre de Dios)

NOTARIAL CERTIFIED COPY

OF A NOTARIALLY RECORDED INSTRUMENT ON THE **ASSIGNMENT** OF THE USE OF A SURFACE LAND FOR **MINING** PURPOSES

GRANTED BY COMUNIDAD CAMPESINA DE CHILLOROYA, REPRESENTED BY ITS **PRESIDENT** SANTIAGO OJEDA **QUISPE**

IN FAVOR OF NORSEMONT PERU S.A.C., REPRESENTEDBYROBERTBAXTER

BEFORE **URIEL VILLANUEVA SÁNCHEZ,** NOTARY OF ESPINAR

DATE OF NOTARIALLY RECORDED INSTRUMENT: Espinar, May 9,2007

CUSCO **- INKA REGION**

OLCHAUSKI TEJADA NELLY

OFFICE: Calle Tacna 104
HOME : Calle Tacna 106

OFFICE HOURS
Mornings: 8 a.m. – 1 p.m.
Afternoons: 2 p.m. – 6 p.m.

PHOTOCOPIES
Enlargements – Reductions – Laminations

Colegio de Notarios de Cusco y Madre de Dios
(Notaries' Association of Cusco and Madre de Dios)

NOTARIAL CERTIFIED COPY

OF A **NOTARIALLY** RECORDED **INSTRUMENT** ON THE
ASSIGNMENT OF THE USE OF A SURFACE LAND
FOR **MINING** PURPOSES

GRANTED BY COMUNIDAD CAMPESINA DE CHILLOROYA,
REPRESENTED BY ITS **PRESIDENT** SANTIAGO OJEDA **QUISPE**

IN FAVOR OF NORSEMONT PERU S.A.C.,
REPRESENTEDBYROBERTBAXTER

PAGE : 760 ET VERSO

BIENNIAL PERIOD: 2007-2008

DATE : MAY 09,2007

NOTARY **: URIEL VILLANUEVA SÁNCHEZ**

INTRODUCTION

In the city of Espinar, capital of the province of Espinar, on May 9, 2007, the following persons appeared before me, Notary Uriel Villanueva Sánchez, with office at Calle Tacna Nº 104:

Santiago Ojeda Quispe, identified by National Identity Document Nº 24799254, President of Comunidad Campesina de Chilloroya, married, domiciled at Comunidad Campesina de Chilloroya, District of Livitaca, Province of Chumbivilcas, Department of Cusco, a Peruvian citizen, acting on behalf of Comunidad Campesina de Uchucarcco, duly authorized to such effect in the General Meeting held on May 6, 2007, as party to the first part, and

Robert Baxter, identified by Alien Resident's Card Nº 000227261, married, domiciled at Calle Aristides Aljovin Nº 431, District of Miraflores, Lima 18, Peru, an Australian citizen, acting on behalf of Norsemont Peru S.A.C., with Single Taxpayer's Registry Nº 11769292 of the Public Registry of Lima and Callao, of legal age.

Both parties are qualified to enter into contracts and have enough capacity, knowledge and freedom according to the examination made pursuant to Articles 154 and 155 of the Notaries' Act, which I attest. I also certify that I know the contracting parties and that they have delivered to me a preliminary instrument, duly signed, so that its contents are put into the form of this Notarially Recorded Instrument, which I have entered in the relevant file, I attest, and literally reads as follows:

PRELIMINARY INSTRUMENT Nº 380

TO THE NOTARY:

Kindly enter in your Registry of Notarially Recorded Instruments one evidencing an AGREEMENT FOR ASSIGNMENT OF THE USE OF A SURFACE LAND FOR MINING PURPOSES, entered into by and between COMUNIDAD CAMPESINA DE CHILLOROYA, duly represented by Mr. SANTIAGO OJEDA QUISPE, identified by National Identity Document Nº 24799254 and domiciled in the same community, duly authorized in a General Meeting held on May 6, 2007, which minutes, you, Mr. Notary, should insert in the notarially recorded instrument resulting from this preliminary instrument (hereinafter "THE COMMUNITY"), and NORSEMONT PERU S.A.C., a corporation registered in Item Nº 11769292 of the Registry of Legal Entities of the Ninth Registration Area, Lima, with Single Taxpayer's Registry Nº 20511165181 and domiciled for purposes hereof at Calle Aristides Aljovin Nº 431, Miraflores, Lima 18, Peru, duly represented by Robert Baxter, identified by Alien Resident's Card Nº 000227261, as per power of attorney recorded in Entry C0001 of Item Nº 11769292 of the Public Registry of Lima and Callao (hereinafter "NORSEMONT). The Agreement is entered into under the following terms and conditions:

ONE: **Recitals**

1.1 THE COMMUNITY is registered in the office of the Ministry of Agriculture of Cusco, in Volume 5, Entry 298 and Card 2863 of the Registry of Legal Entities of the Book of Peasant Communities of the District of Litivaca, Province of Chumbivilcas, Department of Cusco (hereinafter THE LAND). Likewise, THE COMMUNITY is the owner of the land called COMUNIDAD CAMPESINA DE CHILLOROYA, located in the Department of CUSCO, Province of CHUMBIVILCAS, District of LITIVACA.

1.2 In turn, NORSEMONT is the holder of Administrative-Economic Unit KATANGA ESTE (Code 01-00029-83-U), composed of 13 mining rights, according to Headquarters Resolution Nº 5404-2006-INACCIJ. The area of the mining concessions mentioned above covers THE LAND in part.

1.3 The parties have had conversations to agree on the terms under which THE COMMUNITY authorizes NORSEMONT to use THE LAND to develop mining activities therein. In this regard, THE COMMUNITY represents and warrants that in a General Meeting of THE COMMUNITY held on May 06 and in compliance with the rules applicable to the notice to call said Meeting and with the quorum and majorities required by law, THE COMMUNITY authorized the execution hereof. The minutes of said Meeting forms an integral part hereof and shall be inserted by you, the Notary, in the notarially recorded instrument resulting from this Preliminary Instrument.

TWO: Purpose of the Agreement

2.1 THE COMMUNITY hereby authorizes NORSEMONT to use THE LAND on an exclusive basis to perform mining activities of prospecting and exploration NORSEMONT may deem advisable or necessary, to the broadest extent possible. In view of the foregoing, NORSEMONT is authorized to perform any actions that allow identifying mineralization through basic mining exploration works, lab analyses, and measurements with accuracy instruments and techniques, to show the dimensions, position, mineralogical characteristics, reserves and values of the ore deposits. Likewise, NORSEMONT has the unlimited right to introduce and/or build and/or install and/or remove any changes, improvements, buildings, constructions, platforms, trenches, trails, tunnels, wells and other infrastructure, works and services in THE LAND, that, to the sole judgment of NORSEMONT, are necessary or advisable to develop mining activities in THE LAND, which expressly includes the possibility to introduce vehicles and drilling equipment.

2.2 The parties expressly state that they understand that due to the mining nature of the use NORSEMONT will give to THE LAND, it is impossible to return them under the same conditions in which they will be delivered. NORSEMONT commits itself to comply with the legal provisions in force regarding the activities to be performed in THE LAND and in particular, the environmental provisions.

THREE: Term

3.1 The parties state that as a result of the conversations between them, the term of the authorization to use THE LAND was established. The parties agree that said authorization granted by THE COMMUNITY shall be in force from May 06, 2007 to May 06, 2008.

3.2 The parties agree that the term hereof is compulsory for NORSEMONT and THE COMMUNITY. Likewise, it is hereby agreed that upon expiry of the term established hereunder, NORSEMONT and THE COMMUNITY might agree, if they deem it advisable, to extend the scope of the authorization for the performance of other mining activities in THE LAND.

FOUR: Consideration

4.1 The parties agree that as total consideration for the right of use that has been granted, NORSEMONT shall pay to THE COMMUNITY the monthly amount of:

a. S/.3,500.00 (three thousand five hundred and 00/100 Nuevos Soles) for lease of surface land. This amount includes all taxes that may be applicable.

b. US$750.00 (seven hundred and fifty and 00/100 US Dollars) for lease of camp area. This amount includes all taxes that may be applicable. This consideration shall be paid by NORSEMONT in advance within the first ten (10) calendar days of the month. This payment shall be made IN CASH to the duly authorized representative of THE COMMUNITY (TREASURER AND AT LEAST 01 MEMBER OF THE COMMUNITY BOARD), against delivery of the relevant proof of payment issued pursuant to law to the satisfaction of NORSEMONT. The parties state that simultaneously to the execution of this Agreement, NORSEMONT shall pay to THE COMMUNITY the monthly consideration corresponding to May 2007, which is understood has been received to the entire satisfaction of THE COMMUNITY, with the signatures of the representatives thereof hereinbelow. Consequently, the parties place on record that the following payment to be made by NORSEMONT shall be the consideration for the month of June 2007, which shall be paid according to the procedure contemplated in the foregoing paragraph.

4.2 In addition to the payment of the monthly consideration referred to in subclause 4.1 above, NORSEMONT commits itself to the following before THE COMMUNITY:

Education:

4.2.1 Grant scholarships to **two** young people of the community **ot** Chilloroya who **have** completed secondary education to study in a university or an advanced institute of technology, prior revision of their grades. These scholarships shall cover the monthly tuition and include a monthly contribution of **SI.300** (three hundred and **001100** Nuevos Soles) for each of them, to cover their maintenance expenses. .

4.2.2 NORSEMONT shall pay the salary of one primary teacher of the Chilloroya school.

4.2.3 NORSEMONT shall make a donation consisting in **10** desks for the Chilloroya secondary school.

4.2.4 NORSEMONT shall **provide** support to the school library consisting in a lot of school **texts** for the fourth and fifth grades of secondary school.

4.2.5 NORSEMONT shall **promote** vocation guidance **workshops** for the young people of the community of Chilloroya.

Health

4.2.6 Supply of **materials** to complete **10** family **latrines** on a community basis.

4.2.7 Hiring of 01 obstetrician for the Accident and Emergency Center of Chilloroya.

4.2.8 Donation of medicines for an annual value of **S/.1,500.00.**

4.2.9 Support for the organization of **04** Annual Health Programs in coordination with doctors of the Ministry of Health.

4.2.10 Support for the organization of 01 first-aid course in the community center.

Agriculture and Farming

4.2.11 Hiring of one specialist in artificial insemination and one animal husbandry assistant.

4.2.12 **Lease** of **a** tractor for a total of **200** hours.

4.2.13 Construction of 10 reservoirs and purchase of 10 sprinklers for the areas of THE COMMUNITY.

4.2.14 Support through medicines for the medicine cabinet of the veterinary for S/.1,000.00 per year.

4.2.15 Support for the maintenance and repair of irrigation channels.

4.2.16 Implementation of a vegetable nursery.

4.2.17 Monitoring of the waters of the Ichuni area. Delivery of the monitoring report to THE COMMUNITY board and immediate remediation in case any sign of pollution is found.

4.2.18 Give talks on'topics related to agriculture an farming, including a visit to a modernized production center for 04 persons.

Communications

4.2.19 Maintenance and improvement of the parabolic antenna already installed.

4.2.20 Prevention talks to counteract electrical storms.

4.2.21 Maintenance of THE COMMUNITY roads. The responsibility therefore shall be shared by NORSEMONT, THE COMMUNITY and the municipality.

Labor

4.2.22 The daily salary of laborers shall be S1.35.00, including food. Monthly rotating shifts and social benefits shall be applied.

4.2.23 Training on drill cores and storage of drill samples.

4.2.24 Support the cultural and sport activities of THE COMMUNITY.

4.2.25 Provide safety equipment in good condition to THE COMMUNITY workers.

4.2.26 NORSEMONT commits itself to transport the workers to their jobs in the best conditions possible.

Safety and Environment:

4.2.27 In the case of accidents caused by NORSEMONT, it shall assume an amount not to exceed S1.150.00 (one hundred and fifty and 001100 Nuevos Soles) in case any animals are affected (sheepdogs, sheep) and lower amounts for minor animals. In each case, the compensation shall be a fair value.

4.2.28 Support for the organization of 02 safety talks in the community center.

4.2.29 NORSEMONT commits itself to pay to a member of the Environmental Inspection Committee created by THE COMMUNITY, provided that he remains in the working place performing his inspection duties.

4.2.30 NORSEMONT commits itself to take care of and preserve the environment according to the legal provisions in force and the good practices of modern mining, and to submit the relevant water monitoring reports and environmental evaluation studies.

4.2.31 In case any incident (spills and others) occurs, the affected land joint owner shall be granted a compensation for damage according to the provisions in force and the social and environmental responsibility principles.

4.2.32 Payment of compensation to land joint owners that are in the possession of lands where exploration works are carried out, according to the executed agreements and the agreed amounts.

Goods and Services

4.2.33 Small and mid-size enterprises existing in THE COMMUNITY may provide NORSEMONT any goods and services it may require, provided that they comply with the quality, price, opportunity and technical and financial support requirements.

FIVE: Obligations and Rights of the Parties

5.1 THE COMMUNITY shall continue in charge of and shall be liable for compliance with all legal and conventional obligations corresponding to it in its capacity as owner of THE LAND.

5.2 THE COMMUNITY shall make its best efforts to allow the development of mining exploration works by NORSEMONT in THE LAND, refraining from performing, allowing or causing events, acts or omissions that prevent or endanger the use of THE LAND subject to the terms agreed hereunder, committing itself to perform any and all acts that may be required to allow, make feasible and facilitate the use of THE LAND by NORSEMONT for exploration purposes. As mentioned above, THE COMMUNITY commits itself to prevent that THE COMMUNITY members carry out any event or act that may damage NORSEMONT's facilities and to collaborate with NORSEMONT in the protection and surveillance of, in general, all its facilities and equipment installed andlor located in THE LAND, so that in case any event or act that may affect or actually affects their safety or operation occurs, it shall immediately inform NORSEMONT thereof. Likewise, it commits itself to take any necessary precaution measure, collaborating to the' largest extent possible to such effect.

5.3 THE COMMUNITY commits itself to prevent that third parties try to illegally obtain any right of ownership, possession andlor other right over THE LAND, making any necessary action to protect the integrity thereof and the mining exploration activities developed by NORSEMONT.

5.4 If THE COMMUNITY decides to encumber, transfer or impose a charge, lien or encumbrance over THE LAND before the expiry of the authorization term subject matter hereof, it shall inform NORSEMONT of said decision expressly and in writing, at least forty-five (45) days in advance. Likewise, THE COMMUNITY commits itself to duly and timely inform the potential and future acquire or holder of the charge, lien or encumbrance about the existence of this authorization, expressly and irrevocably committing itself to cause said holder to expressly assume the commitment to honor it prior to the effective term of its agreement. Both parties recognize that this document is sufficient title for NORSEMONT to exercise any possession actions that may arise in relation to THE LAND. In any case, the parties state that they have the intention to register this document with the Public Registry. It is understood that the term thereof shall not exceed the effective term of this Agreement.

5.5 NORSEMONT commits itself to perform its mining works and activities in THE LAND, in compliance with appropriate geology and engineering practices to prevent or reduce to the minimum the environmental and social impacts on the area. In the same manner, NORSEMONT commits itself before THE COMMUNITY to comply with the rules regulating environmental protection during the activities to be performed in THE LAND.

5.6 NORSEMONT commits and binds itself to pay on time the monthly consideration agreed according to the procedure and the conditions contemplated under subclause **4.1.**

<u>SIX</u>: Additional Stipulations

6.1 THE COMMUNITY and NORSEMONT agree to keep good relations and keep in contact for future works for the common good, directly coordinating with the authorized representative of NORSEMONT.

6.2 This Agreement is a full and complete agreement between the parties in relation to the subject matter hereof and it may be modified, amended, annulled or waived only through agreements in writing between the parties.

6.3 For purposes of this Agreement, the parties have stated that their domiciles are those mentioned in the introduction hereof. In order to be valid, any change of address shall be previously notified to the other party through a letter recoded by notary at least ten (10) calendar days in advance.

6.4 If any of the clauses hereof is declared null or cannot be executed for any reason whatsoever, said nullity shall not affect the validity of the Agreement, which shall continue in full force and effect, except for the provisions declared null.

6.5 The parties expressly state that the rights granted hereunder are conferred to the benefit of the mining activity and as a consequence thereof, shall be interpreted pursuant to the provisions regulating said matter and considering that the purpose hereof is facilitating the development and performance of mining activities. Notwithstanding the foregoing, the parties expressly agree that the authorization for use established in Clause Three hereof shall also be regulated, as applicable, by Articles 999 et seq. of the Civil Code regarding usufruct.

6.6 The costs and expenses arising from the formalization and registration of this instrument shall be borne by NORSEMONT.

<u>SEVEN</u>: Applicable Law and Jurisdiction

7.1 This Agreement shall be regulated and interpreted pursuant to the laws of the Republic of Peru, to which the parties expressly submit themselves.

7.2 Any disagreement arising as a result hereof shall be necessarily submitted to a direct and friendly negotiation between the parties. If after a serious and proven attempt to solve the disagreement in such a way, no agreement is reached, it shall be submitted to the jurisdiction and venue of the judges and courts of the judicial district of Cusco. For purposes of an out-of-court settlement, the parties submit themselves to the Conciliation Center of the Pontificia Universidad Católica del Perú.

Mr. Notary, kindly make the relevant insertions and add the clauses required by law and send the relevant notices to the Real Property Registry of Sicuani for their registration in the relevant entry of said Registry.

Chilloroya, May 8, 2007

Signed by:
Américo Monge S., Attorney registered with the Cusco Bar Association under number 1141. A seal.
Santiago Ojeda Q. Seal of the President's Office of the Comunidad Campesina de Uchuccarcco.
Robert Baxter.

ANNOTATION

No taxes are applicable.

Espinar, May 9, 2007

Uriel Villanueva S.

A seal of the Notary's Office.

INSERTION

MINUTES OF THE MEETING.- RELEVANT PORTION.- In the Comunidad Campesina de Chilloroya in the District of Livitaca, Province of Chumbivilcas, Department of Cusco, at 11:30 a.m., on May 6, 2007, the Extraordinary Meeting, presided over by the President of THE COMMUNITY and the Executive Board, was held in the presence of the members of THE COMMUNITY and people in general. To such effect, land joint owner Alejo Ccoyllully H. was appointed discussion director. Thereupon, the Meeting commenced. The Meeting finished at 15:50 p.m. of the same day with the execution of the agreement with the community of Chilloroya and mining company NORSEMONT S.A.C. as evidenced by the signatures hereinbelow. Likewise, THE COMMUNITY, through its General Meeting, authorized its President Santiago Ojeda Quispe to execute the document called Assignment of Use of Surface Land for Mining Purposes. There being no further matter to

be dealt with the Meeting was adjourned on May 6, at 16:05 hours, and those present signed this document. Signed by Santiago Ojeda Q. and others.

CONCLUSION

Once this instrument had been formalized, I informed the grantors of its purpose and contents by reading it to them in whole, which they affirmed and ratified, I attest. This notarially recorded instrument begins on page seven hundred and sixty et verso, with number 034019, Series T, and ends on page seven hundred and sixty-six, with number 034031, Series T. The document was signed on May 9, 2007, I attest. Signed by Santiago Ojeda Q. Seal of the President's Office of the Comunidad Campesina de Chilloroya. Signed by Robert Baxter. Fingerprint of Robert Baxter. Before me, Uriel Villanueva S., the Notary. Sealed and signed by the Notary.

This copy **AGREES** with the original notarially recorded instrument prior comparison made by law, I attest. At the request of the interested party, I issue this First Notarial Certified Copy in six pages of text, which I have sealed, flourished and signed in Espinar, on May 9, 2007.

(illegibly signed) Uriel Villanueva Sánchez, Notary of Espinar, Cusco, Peru
Registration Nº 18 / Seal

This is to certify that this is a true and correct translation from Spanish into English of the attached document

This translation shall not be considered as an acknowledgment of the authenticity of the said document

In witness whereof, I hereunto set my hand in Lima this 10th day of the month of July 2007

Nelly ... Tejada
Translator Registered with the Peruvian Translators ...